PRESS RELEASE

                                 POLONIA BANCORP
                        TO FUND PURCHASE OF 64,802 SHARES

Contact:    Polonia Bancorp
            Paul D. Rutkowski, Chief Financial Officer and Treasurer
            (215) 938-8800


October 2, 2007, Huntingdon Valley, Pennsylvania - Polonia Bancorp (OTCBB:
"PBCP") today announced that the Company has authorized the funding of a trust that will purchase up to 64,802 shares, or 1.96%, of the Company's outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company's 2007 Equity Incentive Plan, which was recently approved by shareholders. Share purchases will be made from time to time at the discretion of the independent trustee of the trust through open market purchases.

Polonia Bancorp is the holding company of Polonia Bank, headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank is a federally chartered savings bank offering traditional services and products from its main office in Huntingdon Valley, Pennsylvania and four branch offices in Philadelphia County, Pennsylvania.